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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE



                              SALTON, INC. PRESENTS
                         CONTINUED LISTING PLAN TO NYSE

         LAKE FOREST, IL -- July 5, 2006 -- Salton, Inc. (NYSE: SFP) today announced that in accordance with the continued listing criteria set forth by the New York Stock Exchange, on July 3, 2006, it presented a plan to the NYSE demonstrating how it intends to comply with the continued listing standards. Salton previously announced in an press release dated May 23, 2006 that the NYSE notified it that it was considered "below criteria" because over a consecutive 30-day trading period, its total market capitalization and its shareholders' equity were each less than $75 million.

         In accordance with the continued listing criteria, the NYSE has up to 45 days to either accept or reject the plan. In the event that the NYSE does not accept the plan, Salton would seek an alternate trading market for its common stock.

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs, Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.



Contact:

CEOcast, Inc. for Salton, Inc.
Gary Nash, 212-732-4300



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